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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                    O.I. CORPORATION ANNOUNCES RESIGNATION OF
                     PRINCIPAL FINANCIAL ACCOUNTING OFFICER

         (April 25, 2006) College Station, TX. O.I. Corporation (Nasdaq: OICO), today announced that Juan M. Diaz, Vice President-Corporate Controller and principal accounting officer, has resigned from the Company, effective at a date yet to be determined but no later than June 30, 2006. Mr. Diaz's resignation is not related to any financial or accounting issues. Mr. Diaz plans to relocate his family in connection with his wife accepting a tenure track position as a professor at a major university. Mr. Diaz began his employment with the Company on June 27, 2001 as Corporate Controller and on May 16, 2003 was promoted to Vice President. Mr. Diaz has not yet accepted a position with another employer. A search will be initiated immediately to identify a candidate to fill the Chief Financial Officer position.

         William Botts, President and Chief Executive Officer, said "Juan has been a valued member of our management team, and we will miss him. Juan and his family have our best wishes for success in this new endeavor."

O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by direct sales, independent sales representatives, and distributors.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.